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  FORM 4
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                 UNITED STATES SECURITY AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligation may continue. See Instruction 1(b)

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Watson               Douglas                 G.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Genta Incorporated
   Two Connell Drive
--------------------------------------------------------------------------------
                        (Street)

   Berkeley Heights     NJ                      07922
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Genta Incorporated (Nasdaq: GNTA)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

   October 8, 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person (s) to Issuer (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|   Form filed by One Reporting Person
   |_|   Form filed by More than One Reporting Person
================================================================================

================================================================================
         Table I -- Non Derivative Securities Acquired, Disposed of, or
                               Beneficially Owned
================================================================================

                                                                                                            6.
                                                              4.                              5.            Owner-
                                                              Securities Acquired (A)         Amount of     ship
                                                 3.           or Disposed of (D)              Securities    Form:      7.
                                                 Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct     Nature of
                                2.               Code         ----------------------------    Owned at End  (D) or     Indirect
1.                              Transaction      (Instr. 8)                   (A)             of Month      Indirect   Beneficial
Title of Security               Date             ------------     Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)                      (Month/Day/Year)  Code     V                  (D)             and 4)        (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   10/8/02           P               4,000       A      $5.85
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001   10/8/02           P               6,000       A      $5.99    15,000        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                   10.
                                                                                                        9.         Owner-
                                                                                                        Number     ship
                                                                                                        of         Form of
                  2.                                                                                    Deriv-     Deriv-
                  Conver-                    5.                              7.                         ative      ative     11.
                  sion                       Number of                       Title and Amount           Secur-     Secu-     Nature
                  or                         Derivative    6.                of Underlying     8.       ities      rities    of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-      Bene-     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially   ficially  direct
                  Price    Trans-   Action   or Disposed   Expiration Date   ----------------  Deriv-   Owned      Owned     Bene-
1.                of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End     at End    ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of         of        Owner-
Derivative        ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month      Month     ship
Security          Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.    (Instr.   (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)         4)        4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        44,000     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

/s/ Douglas G. Watson                                    October 8, 2002
-------------------------------------                    -----------------------
** Signature of Reporting Person                         Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.